LETTER OF INTENT

This Letter of Intent (“LOI”) is by and between Westpoint Energy, Inc. (“Optionee”), a Nevada Corporation, located at 871 Coronado Center Dr., Suite 200, Henderson, NV 89052, and Juniper Holdings LLC, a Nevada Limited Liability Company located in 25350 SE Salt Creek Rd, Prineville, Oregon, 97754 (“Optionor”).  This LOI sets forth the general terms and conditions for a business relationship, to which the Optionee and the Optionor have jointly agreed. The Optionee and the Optionor are collectively referred to hereinafter as the "Parties".

BACKGROUND

A.           Optionor owns certain unpatented mining claims that comprise that certain real property collectively known as Juniper and described more specifically in Schedule A attached hereto (the “Property”).

           B.           Optionor desires to sell to Optionee, and Optionee desires to buy from Optionor, the right to conduct mineral exploration activities on and about the Property, together with the subsequent right to explore and mine for minerals on the Property.

This LOI contemplates the proposed transaction (the “Transaction”) between the Parties that provides for Optionee to acquire all property rights presently owned by Optionor in the designated area. The general understating of the terms and conditions of the Transaction are set forth herein.

AGREEMENT

The following shall constitute an expression of the mutual intent of the parties hereto and is contingent upon the successful negotiation, execution, and delivery of definitive agreements between Optionor and Optionee setting forth in detail the terms and conditions of the proposed transactions and agreements (the “Definitive Agreements”).

1.           Understanding

1.1           Transaction.  Optionee desires to acquire certain property rights currently owned by Optionor and Optionor desires to lease and otherwise transfer those rights to Optionee. The Parties contemplate that the principal terms and conditions of the Transaction shall be as follows:

(a).           Grant. Optionor shall grant Optionee an exclusive due diligence period (the “Option”) giving Optionee the right to prospect and explore for any and all metals, materials, minerals and mineral rights of whatever kind and nature, which are included in the Property (the “Minerals”). Such rights shall include i) any easement rights across the property; ii) the right to selectively sample, map and otherwise the explore the Property on, in, and beneath the Property; and iii) the right to use, occupy, excavate and disturb so much of the surface and subsurface of the Property as is reasonably necessary and convenient in exploring for such Minerals, subject to the terms of the Definitive Agreements.

(b).           Term. The term of the Transaction shall commence on the effective date of this Agreement and shall continue for a term of no more than 6 months, unless sooner terminated, forfeited or surrendered as provided for in this Agreement.

(c).           Option. Optionor wishes to grants to the Optionee the sole and exclusive right to Option (“Option”) the Property pursuant to the following terms and conditions:

(i)           Upon execution of this Agreement, the Optionee shall review the title for the property and if no defects are found, shall pay all filing fees necessary to the appropriate entities to keep the title for the Property in good standing through the six month option period defined in Section 1.1b.  All copies of filings will be provided to the Optionor within 30 days of receipt from the various agencies;

Payment Due Upon:	Amount Due
Upon Execution and completion of a title search	Claim payments to County and Federal entities
One-time payment due within 6 months of the signing of this agreement.	payment - $40,000

(ii)           The performance of any act or the incurrence of any payments of filing fees by the Optionee shall not obligate Optionee to do any further acts or make any further payments.

1.2           Conditions to Consummation of the Transaction.  The obligations of Optionee, with respect to the Transaction, shall be subject to the satisfaction of the conditions customary to transactions of this type, including without limitation: (a) Optionor obtaining all requisite regulatory, administrative, or governmental authorizations and consents; (b) absence of a material adverse change in the condition of the business, properties, assets or prospects of Optionor; (c) absence of pending or threatened litigation, investigations or other matters affecting Optionor or Optionee; (d) confirmation that the representations and warranties of Optionor are true and accurate in all respects affecting the transaction; and, (e) satisfactory completion of due diligence by Optionee.

1.3           Access to Relevant Documents and Properties. Optionor shall give Optionee and its representatives full access to any personnel and all properties, documents, books, records and operations relating to the business within two (2) weeks from the date of signing of this agreement. All such requests for access under this Section shall be delivered via email to an authorized agent or via facsimile to Optionor.

2.            Agreement

2.1           Transaction.  The undersigned agree to the terms of the Transaction as set forth above and other necessary documentation contemplated by the Transaction and agree to execute any and all documents consistent with the above terms to facilitate the consummation of such Transaction on or before August 1, 2012.

3.           Costs and Expenses

All costs and expenses incurred by Optionee or Optionor in connection with the continued negotiation of the Transaction shall be borne by the incurring party.

4.           Termination

The Optionee has the right to terminate this LOI at any time.  Termination by Optionee prior to the execution of final payment shall be without liability and no party hereto shall be entitled to any form of relief whatsoever, including without limitation, injunctive relief or damages. Termination by Optionor can only be made if Optionee fails to perform under this LOI and after a fifteen (15) day notice period has not been remedied.

5.           Assignment

Optionee may freely assign any of its rights, interests or obligations hereunder.

6.           Governing Law

This LOI shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

7.           Amendment.

Any amendment(s) to this LOI shall be in writing and signed by all Parties hereto.

8.           Miscellaneous.

8.1           Authority.  The execution, delivery and performance by Optionor and Optionee of this LOI (a) has been duly authorized by all requisite corporate and, if required, stockholder action on the parts of the Optionor and Optionee (b) and this LOI will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Optionor or Optionee, (B) any order of any Governmental Authority.

8.2	Indemnities.

Optionee shall fully indemnify, defend, release and hold harmless Optionor, its Affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Property (including, but not limited to, any environmental conditions) created, existing or occurring prior to the date of this Agreement or while this Agreement is in effect, or arising out of or resulting from activities conducted by or on behalf of Optionee, its Affiliates or Assigns, which arise in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage.  This indemnity shall survive termination of this Agreement.

9.           Counterparts and/or Facsimile Signature.

This LOI may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective. Delivery of an executed signature page to this Agreement by facsimile transmission or email correspondence shall be as effective as delivery of a manually signed counterpart of this Agreement.  A party may change its address from time to time by notice to the other party as indicated above.  All notices to Optionor shall be addressed to:

Juniper Holdings LLC
25350 SE Salt Creek Rd
Prineville, Oregon, 97754

All notices to Optionee shall be addressed to:

Westpoint Energy, Inc.
871 Coronado Center Dr., Suite 200
Henderson, NV 89052

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

OPTIONEE:

Date: __8/6/12__________________________	___/s/_ Jarnail Dhaddey ________________
By: Jarnail Dhaddey
Its: President and CEO

OPTIONOR

Date: ___8/4/12__________________________	___/s/_ W. A. Armstrong________________
By: W. A. Armstrong
Its: Managing Member

SCHEDULE A

The property below is wholly owned by Juniper Holdings, LLC and is situated in T2N R42E, Section 5, Esmeralda County, Nevada

NMC Number	Township-Range-Section	Claim	Owner	Location Date
NMC1055520	T2N R42E Section 5	3-Jun	JUNIPER HOLDINGS LLC	8/8/2011
NMC1055521	T2N R42E Section 5	4-Jun	JUNIPER HOLDINGS LLC	8/8/2011
NMC1055522	T2N R42E Section 5	5-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055523	T2N R42E Section 5	6-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055524	T2N R42E Section 5	13-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055525	T2N R42E Section 5	14-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055526	T2N R42E Section 5	15-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055527	T2N R42E Section 5	16-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055528	T2N R42E Section 5	17-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055529	T2N R42E Section 5	18-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055530	T2N R42E Section 5	19-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055531	T2N R42E Section 5	20-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055532	T2N R42E Section 5	21-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055533	T2N R42E Section 5	22-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055534	T2N R42E Section 5	23-Jun	JUNIPER HOLDINGS LLC	8/9/2011
NMC1055535	T2N R42E Section 6	24-Jun	JUNIPER HOLDINGS LLC	9/5/2011
NMC1055536	T2N R42E Section 6	25-Jun	JUNIPER HOLDINGS LLC	9/5/2011
NMC1055537	T2N R42E Section 6	26-Jun	JUNIPER HOLDINGS LLC	9/5/2011
NMC1055538	T2N R42E Section 6	27-Jun	JUNIPER HOLDINGS LLC	9/5/2011